                    OPERATING CREDIT AND TERM LOAN AGREEMENT

                                  US$35,500,000

                                     between

                 Pasadas de Puerto Rico Associates, Incorporated

                                                                  Borrower

                                       and

                            Scotiabank de Puerto Rico

                                                                  Lender

                             Dated: August 30, 1988

------------------------------------------------------------------------------

                            Brown, Newsom & Cordova
                               Plaza Scotiabank

                           273 Ponce de Leon Avenue
                         Hato Rey, Puerto Rico  00917


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                   OPERATING CREDIT AND TERM LOAN AGREEMENT

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I - Terms and Conditions

      Section 1.1.  General................................................  2
      Section 1.2.  Borrower's Representations and Warranties..............  2
      Section 1.3.  Commission.............................................  9
      Section 1.4.  Eligible Activities....................................  9

ARTICLE II - The Loan

      Section 2.1.  The Term Loan Advances.................................  9
      Section 2.2.  Making the Operating Credit Advances................... 10
      Section 2.3.  Fees................................................... 10
      Section 2.4.  Interest and Repayment................................. 11
      Section 2.5.  Optional Prepayments of the Term Loan Notes............ 15
      Section 2.6.  Mandatory Supplemental Prepayments and
                      Reserves............................................. 17
      Section 2.7.  Payments and Interest Computations..................... 19
      Section 2.8.  Business Day........................................... 20
      Section 2.9.  Funding Procedure...................................... 20
      Section 2.10. Increased Costs........................................ 20
      Section 2.11. Illegality............................................. 21
      Section 2.12. Increase and Costs Limitation.......................... 21
      Section 2.13. 936 Indemnity.......................................... 22

ARTICLE III - Conditions of Lending

      Section 3.1.  Conditions Precedent to Initial Advances............... 23
      Section 3.2.  Conditions Precedent to All Advances................... 26

ARTICLE IV - The Collateral

      Section 4.1.  The Security........................................... 27

ARTICLE V - Borrower's Affirmative Covenants

      Section 5.1.  Corporate Existence.................................... 27
      Section 5.2.  Business............................................... 27
      Section 5.3.  Licenses, Permits and Franchises....................... 28
      Section 5.4.  Properties............................................. 28
      Section 5.5.  Insurance.............................................. 28


                                       (i)


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

      Section 5.6.   Records - Financial Statements........................ 29
      Section 5.7.   Inspection............................................ 29
      Section 5.8.   Payment of Taxes...................................... 30
      Section 5.9.   Laguna Wing........................................... 30
      Section 5.10.  Statutory Compliance.................................. 30
      Section 5.11.  Contractual Compliance................................ 31
      Section 5.12.  Cost Overruns.  ...................................... 31
      Section 5.13.  Full Compliance....................................... 31
      Section 5.14.  The Collateral Documentation.  ....................... 31
      Section 5.15.  Preservation of Rank.................................. 31

ARTICLE VI - Borrower's Negative Covenants

      Section 6.1.   Liens................................................. 32
      Section 6.2.   Guarantees............................................ 33
      Section 6.3.   Properties............................................ 33
      Section 6.4.   Merger, Consolidated.................................. 33
      Section 6.5.   Conditional Sales..................................... 33
      Section 6.6.   Investments........................................... 33
      Section 6.7.   Leases................................................ 34
      Section 6.8.   Dividends............................................. 34
      Section 6.9.   Operation of Business................................. 34

ARTICLE VII - Notices

      Section 7.1.   Addresses............................................. 34
      Section 7.2.   Change of Address..................................... 35
      Section 7.3.   Borrower's Mandatory Notices and/or
                       Communications...................................... 36
      Section 7.4.   Waiver................................................ 38

ARTICLE VIII - Default

      Section 8.1.   Events of Default..................................... 39
      Section 8.2.   Acceleration.......................................... 42
      Section 8.3.   Other Remedies........................................ 43

ARTICLE IX - Charges and Expenses

      Section 9.1.   Fees and Expenses..................................... 44
      Section 9.2.   Collection Fees and Expenses.......................... 44

ARTICLE X - Miscellaneous

      Section 10.1.  Mortgage Title Insurance.............................. 45


                                      (ii)


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

      Section 10.2.  Borrower's Right to Contest........................... 45
      Section 10.3.  Set Off............................................... 45
      Section 10.4.  No Joint Venture...................................... 45
      Section 10.5.  Lender's Optional Right to Pay or Perform
                       in Borrower's Stead................................. 46
      Section 10.6.  Assignment and Participation.......................... 46
      Section 10.7   No Waiver, Cumulative Remedies........................ 47
      Section 10.8.  Survival.............................................. 48
      Section 10.9.  Applicable Law........................................ 48
      Section 10.10. Jurisdiction.......................................... 48
      Section 10.11. Interpretation........................................ 48
      Section 10.12. Modification, Amendment............................... 49
      Section 10.13. Entire Understanding.................................. 49


                                      (iii)


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

                               LIST OF EXHIBITS

Exhibit                          Description
-------                          -----------
   A                 Ocean Front Property Description
   B                 Laguna Wing Property Description
   C                 Permitted Exceptions
   D                 List of Documents delivered by Borrower to Lender in
                     support of its Credit Application
   E                 List of Concessions Agreements
   F                 Fee Mortgage Deed
   G                 Leasehold Mortgage Deed
   H                 Subordination Agreement
   I                 Deed of Attornment and Non Disturbances to Constitution
                     of Leasehold Mortgage
   J                 Borrower's Counsel Legal Opinion
   K                 Ruling Request
   L                 936 Representation Letter


                                      (iv)


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

                   OPERATING CREDIT AND TERM LOAN AGREEMENT

      At San Juan, Puerto Rico, on the date stated at the end of this Loan Agreement.

                                    APPEAR

      AS PARTY OF THE FIRST PART: POSADAS DE PUERTO RICO ASSOCIATES, INCORPORATED, D/B/A CONDADO PLAZA HOTEL AND CASINO, a corporation organized and existing under the laws of the State of Delaware, United States of America, duly authorized to do business within the Commonwealth of Puerto Rico, with its principal office and place of business in Puerto Rico at 999 Ashford Avenue (Condado), Santurce, Puerto Rico 00902, as debtor herein, hereinafter interchangeably referred to as "Borrower" and "Posadas", represented by its President, Mister Norman Jules Menell, of legal age, married, a business executive and resident of New York, New York.

      AS PARTY OF THE SECOND PART: SCOTIABANK DE PUERTO RICO, a banking institution organized and existing under the laws of the Commonwealth of Puerto Rico, with main offices in the Plaza Scotiabank, 273 Ponce de Leon Avenue, Hato Rey, San Juan, Puerto Rico 00917, hereinafter interchangeably referred to as the "lender" and the "Bank", represented by its President, Mr. Arnold Van Der Kley, of legal age, married, a business executive and resident of San Juan, Puerto Rico.


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

                                  WITNESSETH

      WHEREAS, Borrower is the owner in fee simple of the real estate property more fully described in Exhibit A and the Lessee of the real estate property more fully described in Exhibit V, which Exhibits are attached hereto and made a part hereof, wherein it operates the hotel complex known as the Condado Plaza Hotel and Casino;

      WHEREAS, Borrower desires to borrow funds in order to liquidate an existing debt and make certain payments to shareholders, capital expenditures, and for general operating requirements;

      WHEREAS, Borrower has requested a loan from the Lender in the aggregate principal amount of US$35,500,000 consisting of a US$35,000,000 non-revolving term facility and a US$500,000 operating credit, hereinafter collectively referred to as the "Loan";

      WHEREAS, the Lender is willing to extend the Loan requested by Borrower in consideration of the various representations, warranties, covenants, collateral security and other undertakings hereinafter set forth, made or agreed to by the Borrower;

      NOW, THEREFORE, the appearing parties covenant and agree to the following:

                             TERMS AND CONDITIONS
                                   ARTICLE I

                        REPRESENTATIONS AND WARRANTIES

      Section 1.1. General. In order to induce the Lender to grant the Loan Borrower has agreed to enter into this Loan Agreement.

      Section 1.2. Borrower's Representations and Warranties. Borrower states, represents and warrants to the Lender that, except as otherwise stated in Exhibit C, hereof:

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            a. Borrower is a corporation duly organized,  existing,  and in good standing under the laws of the State of Delaware, United States of America, with a registered office in the City of Wilmington, County of New Castle, of said State. Borrower is duly qualified to do business and is in current good standing in every jurisdiction in which the nature of its business requires such qualification, particularly in the Commonwealth of Puerto Rico. Borrower's principal office and place of business is located at 999 Ashford Avenue, Condado Ward, Santurce, Puerto Rico 00902.

            b. Borrower's Charter does not limit the number of stockholders that Borrower may have.

            c. The borrowing made or to be made hereunder does not violate any usury laws nor any other laws regulating the rate of interest as of the date of this Loan Agreement.

            d. Borrower has the necessary capacity and power to own its assets and properties, to mortgage, lien and/or encumber the same, and to operate the business being operated until this date, and more particularly, the hotel complex known as the Condado Plaza Hotel and Casino.

            e. Borrower has the necessary capacity and power to execute and deliver this Loan Agreement and the other Loan Documents and to comply thereafter with the terms and conditions thereof, and to perform under, the same without consent or approval by any governmental entity or authority, or by any third party, except as contemplated under this Loan Agreement.

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

            f. Borrower is not subject to any legal restriction of any kind that may directly or indirectly prevent it from executing and delivering this Loan Agreement and the other Loan Documents and/or, thereafter, from complying and performing under the same.

            g. Borrower further represents and warrants that the execution, delivery and performance of this Loan Agreement and the other Loan Documents:

                  (i) has been duly authorized by the Borrower's Board of Directors. All requisite corporate action has been duly taken. All resolutions of the Borrower and/or its Board of Directors, and any signature on the Loan Documents purporting to be the signature of its president, director and/or any other officer, were, are and will properly and with due authority be passed, executed and/or made;

                  (ii)   Benefits   itself,   its   businesses,    stockholders,
affiliates, and subsidiaries since it has a substantial investment interest in the success and/or proper financing of its operations;

                  (iii) Does not violate any provision of law or any applicable regulations; nor its Charter or By-Laws; nor any judgment, resolution, order or decree issued by any Court or any other governmental entity or authority; nor any licenses, permits, grants (including tax exemption grants) and franchises that it may enjoy, particularly those pertaining to the hotel and the casino it currently operates;

                  (iv) Does not conflict with, nor violate, nor result in a breach of, nor constitute (with or without notice and/or through the lapse of time) a default or a breach of any indenture, agreement, contract or other instrument to which it is a party or which may affect its assets or properties;

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

                  (v) Shall not result in the creation of any lien or encumbrance upon any of the assets or properties of the Borrower other than those liens and encumbrances constituted pursuant to this Loan Agreement and the other Loan Documents;

                  (vi) Shall validly bind the Borrower in accordance with their terms and conditions.

            h. The copy of: (i) Borrower's corporate documents, including its Charter and By-Laws; (ii) Borrower's pro forma balance sheet as of March 31, 1988, and its audited financial statements of September 30, 1987 (said audited financial statements hereinafter referred to as "Financial Statement") for the year then ended, (such financial statement includes a balance sheet, statement of income and an auditor's report); (iii) Laventhol & Horwath valuation report dated May 1, 1987, regarding the real estate property described in Exhibit A hereto; (iv) the lease agreement regarding the real estate property described in Exhibit B hereto; (v) Borrower's casino license and (vi) the documents identified in Exhibit D hereto, that the Borrower has delivered to the Lender, are true, authentic and complete correct copies of the originals, together with all amendments thereto up to the date of this Loan Agreement, and to Borrower's knowledge, the originals were duly and properly approved, issued, executed, made, authorized and/or signed.

            i. The Financial Statement identified in the prior subparagraph above was prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and in accordance with the Uniform System of Accounts for Hotels adopted by the American Hotel and Motel Association and accurately

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represents  Borrower's financial condition as of its date and the results of its operations for the periods then ended.

            j. It does not have any material obligations and/or liabilities of any nature or amount, neither accrued, absolute, contingent, or otherwise, other than those shown in the aforesaid financial statements and/or reports, other than those incurred since the date thereof in the ordinary course of business.

            k. To the best of Borrower's knowledge, the valuation of the real estate properties prepared by Laventhol & Horwath referred to in subparagraph
(h)(iii) above is accurate.

            l. It has good and marketable title to all its assets and properties as shown or reported in its Financial Statement and all such assets and properties are free and clear of any liens, encumbrances, mortgages, pledges, charges, leases, security interest and any other type of lien, encumbrance and/or title restriction, except those reflected in the Financial Statement or in Exhibit C hereto and those constituted pursuant to this Loan Agreement and the other Loan Documents.

            m. The condition of the real estate properties described on Exhibit A and Exhibit V hereof it owns and/or leases conforms to all applicable laws and regulations, federal, state and municipal, particularly those pertaining and/or applicable to buildings, fire and other hazards, hotels, casinos, zoning and the like, and no notice of any outstanding violations or complaints regarding the same has been received by the Borrower.

            n. The Borrower, has not received any notice nor has it any knowledge of any default in the performance, observance or fulfillment of any of its obligations under any

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

material indenture, agreement, contract or other instrument that would entitle the other parties to the same to accelerate the due date of any obligations under, or to resolve, rescind and/or terminate the same.

            o. The Borrower is in compliance as of this date with the terms, conditions and requirements of its hotel permits, its casino licenses, its franchises and the tax exemption grant that Borrower now enjoys. Borrower has not incurred any act and to the knowledge of the Borrower no event has occurred or is continuing that could warrant the cancellation and/or termination of said licenses, permits, franchises or tax exemption grant.

            p. Since the date of the Financial Statement and of pro forma balance sheet to which reference is made in subparagaph (h) of this Section, there has been no material adverse change in Borrower's business operations, assets, properties or condition (financial or otherwise) because of any statutory or regulatory change, condemnation, acquisition, renegotiation, price determination, revocation of any license, permit, franchise, tax exemption grant or right to do business, nor due to any loss or damage, nor because of any other incident or accident.

            q. There are no pending or, to the knowledge of Borrower, threatened, proceedings, complaints, disputes, contests, charges, accusations and/or investigations, neither judicial nor administrative, nor any arbitration proceedings, by or before any governmental entity or authority, or before an arbitrator, against or affecting Borrower, (i) seeking a money award in an amount exceeding any insurance coverage or seeking a money award in an amount exceeding $100,000; (ii) seeking to foreclose or realize upon its rights, assets or properties, real or personal; (iii) affecting its licenses, permits and/or franchises and/or its tax exemption grant;

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

(iv) seeking a relief which might result, if granted, in a material adverse change in its operations, business, assets, properties, licenses, permits, franchises, tax exemption grant (subject to such changes as may result from the on-going conversion of tax grant negotiations with the Secretary of the Treasury of Puerto Rico) or in its condition, financial or otherwise, or (v) materially affecting any of the collateral securing the Loan or the Loan Documents.

            r. Borrower has filed all federal, state and municipal tax returns which it was or it is required to file. Borrower has paid any and all federal, state and municipal taxes, impositions, excise taxes, "patentes", fees and assessments (including, but not limited to, any income taxes, real estate and personal property taxes, social security, unemployment and State Insurance Fund premiums) to the extent that the same have become due, except such items as may be contested in good faith and subject to the provisions of Section 10.2 of this Loan Agreement.

            s. Borrower enjoys a long term lease, the extended term of which expires on March 31, 2004, in connection with the property described in Exhibit B hereto. The copy of the Deed of Lease regarding said real estate property that Borrower has delivered to the Lender is a true and correct copy of the existing lease agreement. Borrower is in full compliance with all of the terms and conditions of the said lease agreement. It has not incurred any act that could warrant the cancellation and/or termination of said lease agreement and to its knowledge, no event that could warrant the cancellation of the same has occurred; nor has Borrower received any notice as to any such act or event from the landlord under the lease.

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

            t. There are no options to purchase and/or leases outstanding in connection with the real estate property described in Exhibit A hereof, or any of them, except those leases itemized in Exhibit E hereto.

      Section 1.3. Commission. The parties hereto further represent and warrant to each other that they have not entered into any agreement nor taken any action which may cause anyone to become entitled to a commission as a finder's fee or as a result of the granting or making of this Loan, except for fees payable to Lender pursuant to Section and the commission that the Borrower is bound to pay to Merrill Lynch Capital Markets.

      Section 1.4. Eligible Activities. A portion of Term Credit Advances in the amount of US$21,500,000 will be employed by Borrower in "eligible activities" as per Section 2(j) of the Puerto Rico Industrial Incentives Act, and the Puerto Rico Tax Incentives Act and the regulations promulgated thereunder. This is a continuing representation, consequently, the Borrower will endeavor to continue to conduct its operations in such a manner that the portion of the Term Loan funded with 936 Funds will continue to qualify as an "eligible activity" failing which the provisions of Section hereof shall apply.

                                  ARTICLE II
                                   THE LOAN

      Section 2.1. The Term Loan Advances. The Lender agrees, on the terms and conditions hereinabove and hereinafter set forth, to make a term loan advance (the "Term Loan Advance") to the Borrower on the date of this Agreement in the aggregate amount of US$35,000,000.

      Section 2.2. Making the Operating Credit Advances. The Lender agrees, on the terms and conditions hereinabove and hereinafter set forth, to make operating credit advances (each an "Operating Credit Advance", collectively the "Operating Credit Advances", the Operating Credit Advance and the Term Loan Advance are hereinafter sometimes collectively referred to as the "Advances") to the Borrower from time to time during the period from the date hereof in an aggregate principal amount not to exceed at any time outstanding the amount of US$500,000. Each borrowing under this Section shall be in a principal amount of not less than US$100,000.

      Each Operating Credit Advance shall be made on at least one (1) Business Day notice from the Borrower to the Bank specifying the date (which shall be a Business Day) and amount thereof. Not later than 11:00 a.m. (San Juan, Puerto Rico time) on the date of such Operating Credit Advance, the Bank shall make available the Operating Credit Advance to the Borrower at its address referred to in Section , hereof in immediately available funds.

      Section 2.3. Fees.

            a. The Borrower agrees to pay to the Bank at the date and time of the closing a fee in respect to the Term Loan in the sum of US$375,000 which is the balance owing of the front end fee of US$525,000, of which Borrower has paid to the Lender the sum of US$150,000.

            b. The Borrower agrees to pay to the Bank a standby fee on the average daily unused portion of the Term Loan portion of the Loan from the date of the Loan Agreement until maturity at the rate of 1/2% per annum, payable monthly in arrears on the last day of each

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

month. This provision shall not apply if on the date hereof Borrower takes down the entire proceeds of the Term Loan.

      Section 2.4. Interest and Repayment.

            a. The Term Loan Advance made by the Bank to the Borrower shall be evidenced by promissory notes to the order of the Bank in substantially the form of Schedule I hereto (individually, the "Term Loan Note", collectively, the "Term Loan Notes").

            The Term Loan Notes shall be in the aggregate principal amount of US$35,000,000.00 and shall be payable in 20 consecutive, semi-annual installments commencing approximately 6 months from the date of the initial Term Loan Advance as follows:

                                                    Aggregate
                                                   Installment       Balance of
            Installment Number and Date              Amount             Loan
            ---------------------------              ------             ----

    (1) March 1, 1989                             $500,000.00       $34,500,000

    (2) September 1, 1989                          500,000.00        34,000,000

    (3) March 1, 1990                              550,000.00        33,450,000

    (4) September 1, 1990                          550,000.00        32,900,000

    (5) March 1, 1991                              600,000.00        32,300,000

    (6) September 1, 1991                          600,000.00        31,700,000

    (7) March 1, 1992                              700,000.00        31,000,000

    (8) September 1, 1992                          700,000.00        30,300,000

    (9) March 1, 1993                              750,000.00        29,550,000

    (10) September 1, 1993                         750,000.00        28,800,000

    (11) March 1, 1994                             850,000.00        27,950,000

    (12) September 1, 1994                         850,000.00        27,100,000

    (13) March 1, 1995                             950,000.00        26,150,000

    (14) September 1, 1995                         950,000.00        25,200,000

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

    (15) March 1, 1996                             1,050,000.00      24,150,000

    (16) September 1, 1996                         1,050,000.00      23,100,000

    (17) March 1, 1997                             1,200,000.00      21,900,000

    (18) September 1, 1997                         1,200,000.00      20,700,000

    (19) March 1, 1998                             1,350,000.00      19,350,000

    (20) September 1, 1998                         1,350,000.00      18,000,000


      The residential balance outstanding on the Term Loan, ($18,000,000) together with any and all the funds owed by the Borrower under this Agreement or under the Loan Documents, shall be due and payable by the Borrower to the Lender concurrently with the due date of the 20th installment of the Term Loan Notes.

      For purposes of this Agreement the terms "936" Funds, "Base Rate", "LIBOR", "Funding Period", and "Business Day", shall have the following meanings:

      "936" Funds are deposits of eligible funds by exempted businesses as per the Puerto Rico Industrial Incentives Acts and the Puerto Rico Tax Incentive Act, as amended.

      "Base Rate" is the variable per annum referee rate of interest (as announced and adjusted by The Bank of Nova Scotia from time to time in the City of New York) for United States dollar loans made by said Bank in the United States and Puerto Rico. No representation is made by the Lender that the said rate is the lowest or most favoured rate offered by said bank or Scotiabank de Puerto Rico.

      "LIBOR" means the rate of interest per annum at which deposits of equal or like amounts in USA dollars are offered by the principal office of The Bank of Nova Scotia in London, England, to prime banks in the London interbank market at 11:00 A.M. (London time),

2 business days before the first day of such Funding Period for a period equal to such Funding Period.

      "Business Day" means (i) as to the LIBOR funded portions of the Loan a day of the year on which dealings are carried on in the London interbank market and banks are open for business in London and not required or authorized to close in Puerto Rico and (ii) as to the 936 Funds and Base Rate portions of the Loan, a day in which the Bank is not required or authorized to close for business in Puerto Rico.

      "Funding Period" the period between the day hereof and the day of payment in full of the principal amount of the Term Note shall be divided into successive periods, the first such period to commence on the date hereof, each such period being a Funding Period.

      The Term Loan Note shall bear interest from the date hereof until full payment of the unpaid balance of principal thereof at an annual rate of interest quoted by the Lender not less than 2 days prior to the first day of a Funding Period and chosen by the Borrower not later than 10:00 a.m. of the first day of a Funding Period for such intervals quoted by the Bank and acceptable to the Borrower. The Bank shall quote to the Borrower as aforesaid the following rates of interest (i) subject to the availability to the Bank of 936 Funds, an indication of a rate based on 2 percentage points over the Bank's net cost of said 936 Funds and (ii) if 30, 60, 90 or 180 days LIBOR Funds are available to the Bank for such Funding Period, 2 percentage points over and above LIBOR, and
(iii) a fluctuating annual rate equal to 1 1/2 percentage points over and above Base Rate, each change in such fluctuating rate to take effect simultaneously with the corresponding change in the Base Rate. In the event that Borrower does not notify the Bank of the desired interest rate option by 10:00 a.m. of the first day of a Funding Period, the rate applicable to such Funding Period shall be a fluctuating annual rate equal to 1 1/2 percentage points over and above the Base Rate, each change in such fluctuating rate to take effect simultaneously with the corresponding change in the Base Rate. The preceding notwithstanding, the parties hereto may agree to a fixed rate of interest on the Term Loan or on a portion thereof.

      Interest rates under this Section will be reduced by 1/2 of 1% on that portion of the loan which is secured by the purchase and subsequent pledge of The Bank of Nova Scotia and/or Scotiabank de Puerto Rico Certificates of Deposit pursuant to the provisions of Section hereof.

      Anything herein to the contrary notwithstanding, the interest rate applicable to any overdue principal under the Term Loan Note after the expiration of the 30 day grace period provided in Section (a) hereof, shall be a fluctuating annual rate equal to 4 percentage points over and above the Base Rate, each change in such fluctuating rate to take effect simultaneously with the corresponding change in the Base Rate.

      Interest due on the Term Loan Note shall be payable on the 22nd day of each month in arrears.

      Upon reaching an agreement with, or upon notifying the Bank as contemplated in this Section as to the rate of interest which is to apply to a particular Term Credit Advance or Funding Period, as the case may be, such notice and agreement shall be irrevocable and binding on the Borrower.

            b. Each Operating Credit Advances made by the Bank to the Borrower shall be evidenced by a promissory note of the Borrower to the order of such Bank in substantially the form of Schedule II hereto (an "Operating Credit Note"; the Operating Credit Notes and the Term Loan Notes are hereinafter sometimes collectively referred to as the "Notes").

            Operating Credit Advances made under each Operating Credit Note shall be payable on demand. The Operating Line of Credit is subject to: (i) the Bank's favorable periodic (but not less frequent than annual) review to verify Borrower's compliance with the terms and conditions of this Loan Agreement and the Loan Documents, the favorable fluctuation of borrower's account and the absence of materially adverse change to the Borrower's financial condition and
(ii) that said facility shall be covered at all times by inventory and good accounts receivable (up to 90 days) with a 50% margin.

      Each Operating Credit Advance made by the Bank under an Operating Credit Note shall bear interest from its date until full payment on the unpaid balance of principal existing from time to time at a fluctuating annual rate equal to one (1) percentage point over and above the Base Rate, each change in such fluctuating rate to take effect simultaneously with the corresponding change in the Base Rate.

      Interest due on each Operating Credit Note shall be payable on the 22nd day of each month.

      Section 2.5. Optional Prepayments of the Term Loan Notes.

            a. The Borrower may, upon at least 5 Business Days' prior written notice to the Bank, prepay the Base Rate funded portion of the Term Loan Notes, in whole or ratably in part with accrued interest to the date of such prepayment on the amount prepaid, provided, that each such partial prepayment shall be in principal amount of not less than $50,000.00. The prepayment of the portion of the Term Loan Notes funded with 936 Funds or LIBOR Funds may only be made on the last day of the corresponding Funding Period and only upon at least 5 Business Days' prior written notice of the Borrower to the Bank. Prepayments shall be applied to the principal installments of the Notes in the inverse order of maturity.

            Subject to the preceding paragraph, if the portion of the Loan being prepaid consists of more than one interest rate option, the Borrower may designate which portion of the Term Loan shall be prepaid.

            b. In view of the fact that a prepayment by Borrower in whole or in part of the Term Loan would result in an undue burden and cost to the Bank under the terms of its commitment to secure funds, Borrower agrees that in the event Borrower makes such a prepayment, or in the event that the Lender declares all sums due and payable under Section hereof, then Borrower agrees to promptly indemnify the Bank in an amount equal to the difference between (i) the interest cost to the Bank expressed in basis points of the funds then being prepaid by the Borrower, and (ii) the interest cost to the Bank expressed in basis points at the time of such prepayment for like funds with (a) a maturity equal to the maturity date of the Funding Period being prepaid and (b) for an amount substantially equal to the amount being prepaid (New Loan). For the purpose of determining such penalty, the excess of (i) over (ii) shall first be multiplied by the amount of the prepayment, the product thereof divided by 360 days or 365 days as appropriate and quotient thereof in turn multiplied by the days remaining of the applicable Funding Period.

            c. Additional Prepayment Penalty.

            The Borrower shall, in addition to any amounts due under  subsection
(b) above, pay to the Lender a fixed one (1) percentage point prepayment penalty on the amount prepaid.

      Section 2.6. Mandatory Supplemental Prepayments and Reserves. Anything in this Loan Agreement or in the Term Loan Note(s) to the contrary notwithstanding, in the event that there exists Excess Net Free Cash Flow, as said term is hereinafter defined, as of the end of any of Borrower's fiscal years, Borrower shall, (i) within 150 days after the end of each of said fiscal years, apply 30% of the Excess Net Free Cash Flow up to a maximum of US$1,000,000 in any fiscal year (the "Annual Amount") and up to an aggregate amount of US$8,000,000 during the term of the Loan to the prepayment of the Term Loan Note, or (ii) place said Annual Amount up to the aforesaid maximum amounts in Acceptable Investments, as said term is hereinafter defined. In the event the Borrower elects to place the Annual Amount in Acceptable Investments, Borrower shall furnish to Bank proof of the purchase of such investments on or before the aforesaid 150th day and thereafter on the 211th day after the end of Borrower's fiscal year pledge the instruments evidencing such Acceptable Investments to the Bank pursuant to pledge agreements in form of Schedule III hereof as security for the repayment of the Term Loan.

      Any prepayments of the term Loan Note made pursuant to this Section shall be applied to the principal installments of the Term Loan Note in the inverse order of maturity.

      Subject to the preceding paragraph, if the portion of the Loan being prepaid consists of more than one interest rate option, the Borrower may designate which portion of the Loan shall be prepaid.

      Borrower agrees that during each of Borrower's fiscal years during the term of this Loan, Borrower shall utilize or hold in reserve as hereinafter provided, an amount at least equal to 5% of Borrower's annual revenues (net of promotional allowances) for the replacement of

Borrower's furniture, fixtures and equipment (hereinafter "F.F.&E."). From the date hereof and not later than 150 days after the end of each Borrower's fiscal years, Borrower shall retain an amount, if any, equal to the difference between the amount actually expended by Borrower in the prior fiscal year for F.F.&E. and 5% of the Borrower's annual revenues (net of promotional allowances) as shown on the audited financial statements required to be furnished by Borrower to Bank pursuant to the provisions of Section (a) hereof, such funds to be held by the Borrower as a separate reserve account on its books and records for the future replacement of Borrower's F.F.&E. used in its hotel and casino operations (the amount so expended in the prior fiscal year and the reserve money being hereinafter collectively referred to as the "Replacement Reserve").

      The term "Excess Net Free Cash Flow" means the amount of Borrower's net after-tax profits for a given fiscal year, plus depreciation, less the debt service of this Loan and the Banco de Ponce, Citibank N.A. and the Merrill Lynch indebtedness and the amount of the Replacement Reserve.

      "Fiscal Year" of the Borrower shall mean the period comprised between July 1 to June 30.

      The term "Acceptable Investments" shall mean readily realizable securities and instruments acceptable to the Bank carrying an AA or better rating assigned to that given type of security by Standard & Poors Corporation or Moody's Investor Service, Inc., provided however, that no single issue or security shall account for more than 50% of the Acceptable Investments, excluding investments in FDIC-insured bank certificates of deposit.

      Section 2.7. Payments and Interest Computations. The Borrower shall make each payment of principal and/or interest due hereunder not later than 12:00 noon (San Juan, Puerto Rico time) on the Business Day when due in lawful money of the United States of America to the Lender at its address referred to in Section hereof, by checks drawn against banks having a local office.

      The Borrower shall pay any taxes, levies, imposts, duties or other charges of any nature, other than the Bank's income taxes or any tax, levy, impost, duty or other charge in the nature of income tax, imposed on the Bank by reason of its ownership of the Notes or the pledge to it of the Mortgages.

      In the event that the Borrower is obligated at any time to make any payment of additional amounts pursuant to this Section, the Lender shall give notice thereof to Borrower, and Lender agrees thereupon promptly to negotiate in good faith with the Borrower with a view to finding a satisfactory alternative method of payment to avoid payment of such additional amounts. If at the end of such negotiations the parties hereto have been unable to achieve a mutually acceptable method to avoid such payments by the Borrower, then the Borrower shall have the right to prepay the Term Loan Note in its entirety upon 30 days notice to the Lender subject to the provisions of Section (b). This payment provision shall survive the repayment of the Loan and shall remain in full force and effect until the applicable statute of limitations has elapsed.

      The Borrower hereby authorizes the Bank, after the occurrence of an Event of Default if and to the extent payment owed to the Bank is not made when due under any Loan Document to charge from to time against any account of the Borrower with such Bank the amount so due.

      All computations of interest under the Notes and fees hereunder shall be made by the Bank on the basis of a year of 360 days for the 936 and LIBOR funded Advances and of a 365 day year for conventionally funded advances, both for the actual number of days elapsed.

      Section 2.8. Business Day. Whenever any payment to be made hereunder shall be stated to be due, or whenever the last day of a Funding Period would otherwise occur, on a day other than a Business Day, such payment may be made, and the last day of such Funding Period shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

      Section 2.9. Funding Procedure. The Borrower hereby acknowledges that, in the even that any Advance is funded as hereinabove provided with LIBOR funds or with 936 Funds, the Bank, at its discretion and in order to fund such Advance, may purchase deposits consisting of LIBOR funds or 936 Funds, as the case may be, in an aggregate amount equal to the Advance being so funded and with a maturity coterminous with the maturity of such Advance or of the corresponding Funding Period.

      Section 2.10. Increased Costs. If, due to either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of any reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining Advances made to the Borrower hereunder, then the Borrower shall from time to time, upon demand by the Bank, pay the Bank additional amounts sufficient to indemnify the Bank against such increased cost. A certificate supported with the appropriate data as to the amount of such increased cost submitted to the Borrower by the Bank, absent manifest error, shall be conclusive and binding for all purposes.

      Section 2.11. Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful for the Bank to perform its obligations hereunder to fund or maintain Advances hereunder with 936 Funds or LIBOR Funds, as the case may be, then, on notice thereof and demand therefor by the Bank to the Borrower, (i) the obligation of the Bank to fund or maintain such Advances with 936 Funds or LIBOR Funds, as the case may be, shall terminate and (ii) the Bank shall immediately convert all outstanding Advances funded with 936 Funds or LIBOR Funds, as the case may be, into Advances funded with funds other than 936 Funds or LIBOR Funds.

      In the event that the Bank suffers any loss or expense as a result of the conversion of the Advances as aforesaid, the Borrower shall, upon demand by the Bank, pay to the Bank additional amounts sufficient to cover said loss or expense. A certificate, supported with appropriate data as to the amount of such loss or expense submitted to the Borrower by the Bank, absent manifest error, shall be conclusive and binding for all purposes.

      Section 2.12. Increased Cost Exception. Nothing contained in Sections and above shall be construed as requiring payment by the Borrower of (i) an amount due thereunder and already paid by Borrower to Lender, or; (ii) an amount otherwise due thereunder if the increased cost or the unlawfulness of the performance is caused by the Lender's acts or omissions.

      Section 2.13. 936 Indemnity. In the event the use given by the Borrower to the Term Credit Advances funded with 936 Funds or the conduct of its business were to disqualify said portion of the Loan as an "eligible activity", the Borrower shall indemnify the Lender for any and all taxes, damages, fees, costs and expenses as may result from said disqualification.

                                  ARTICLE III
                             CONDITIONS OF LENDING

      Section 3.1. Conditions Precedent to Initial Advances. The obligation of Bank to make its initial Advance is subject to the conditions precedent that the Bank shall have received on or before the day of the initial Advance the following, each dated such day, all in form and substance satisfactory to the
Bank:

      a. The Note(s) properly executed by the Borrower to the order of the Bank.

      b. The following security instruments, duly executed by the parties identified below:

            (i) a Collateral Assignment of the rents payable under the concessions, agreements and leases listed in Exhibit E hereof and of Borrower's accounts receivable creating a continuing first priority security interest covering all of said assigned collateral and a corresponding Statement of Assignment of Accounts Receivable;

            (ii) a legally valid pledge of: (x) the first demand mortgage note (the "Fee Mortgage Note") in the principal amount of US$30,000,000 secured by a recordable first mortgage on real property described in Exhibit A hereof and (y) the first demand mortgage note (the "Leasehold Mortgage Note") in the principal amount of US$5,500,000 secured by a recordable first mortgage of the lease of the real property described on Exhibit B hereof; said

Leasehold Mortgage Note and Fee Mortgage Note, being hereinafter collectively referred to as the "Mortgage Notes".

            (iii) a recordable first mortgage (the "Fee Mortgage") substantially in the form of Exhibit F hereof on the real property described in Exhibit A hereof securing the Fee Mortgage Note.

            (iv) a recordable first leasehold mortgage (the "Leasehold Mortgage") substantially in the form of Exhibit G hereof on the lease of the real property described on Exhibit B hereof securing the Leasehold Mortgage Note.

            (v) A subordination agreement from Williams Hospitality Management Corp. ("Williams"), in form of Exhibit H hereof (the "Subordination Agreement").

            (vi) A recordable Deed of Attornment and Non Disturbance and Consent to Constitution of Leasehold Mortgage ("Deed of Attornment") in the form of
Exhibit I hereof.

            All instruments listed in subparagraph (b)(i) through (vi) (both inclusive) and any amendments, waivers or substitutions thereof, hereinafter referred to as the "Loan Documents".

      c. evidence that all other actions necessary or, in the opinion of the Bank, desirable to perfect and protect the security interests created by the foregoing security instruments have been taken.

      d. Certified copies of the resolutions of the Board of Directors of the Borrower approving the transaction contemplated hereunder and the execution and delivery of the Loan Documents.

      e. A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered by it hereunder.

      f. A favorable opinion of Messrs. Ledesma, Palou and Miranda, counsel for the Borrower, in substantially the form of Exhibit J and as to such other matters as the Bank may reasonably request.

      g. A certified copy of the Management Agreement between Borrower and Williams Hospitality Management Corp., with an unconditional acknowledgement that (i) said Management Agreement is in full force and effect and that no event of default has occurred thereunder and (ii) that said agreement may be terminated by the Lender pursuant to the terms of the Subordination Agreement appearing as Exhibit H hereof.

      h. A certificate of good standing dated not more than 30 days prior to the execution of this Agreement showing that Borrower is in good standing in the jurisdiction of its incorporation and in all other jurisdictions in which it is required to be qualified to transact business.

      i. As to the portion of the Term Loan funded with 936 Funds, a copy of the ruling issued by the Department of the Treasury of the Commonwealth of Puerto Rico as requested by the Borrower under certain ruling request letter marked as Exhibit K hereof.

      j. Evidence of the insurance required by Section hereof in the form of certified copies or duplicate originals thereof and a broker's certificate that said policies are in full force and effect with the premiums prepaid and the Standard Mortgage endorsements attached thereto.

      k. A duly executed 936 representation letter substantially in the form of Exhibit L hereof.

      Section 3.2. Conditions Precedent to All Advances.

      (a) The obligations of the Bank to make an Advance on the occasion of each borrowing (including the initial Advance) shall be subject to the further conditions precedent that on the date of such Advance the following statements shall be true and the Bank shall have received a certificate signed by the chief executive officer or executive vice president of the Borrower, dated the date of such Advance, stating that:

            (i) The representations and warranties contained in Section of this Agreement and in the Loan Documents to which it is a party are correct in all material respects on and as of the date of such Advance as though made on and as of such date, and

            (ii) No event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time lapse or both.

      (b) The Bank shall have received such other approvals, opinions or documents as the Bank may reasonable request.

                                  ARTICLE IV
                                THE COLLATERAL

      Section 4.1. The Security. The Loan Documents shall secure the full and complete payment of the Loan as evidenced by this Loan Agreement, the Notes, as well as all interest thereon, any costs, expenses and reasonable attorneys' fees that may become due and payable upon the occurrence of an Event of Default and any other amounts payable and/or reimbursable to the Lender pursuant to this Loan Agreement and the other Loan Documents. The Lender, with or without notice to or consent of the Borrower, may take (but Borrower shall not be obligated to furnish) from any other person or persons additional securities for the Loan, without impairing, by so doing, any other collateral guarantees and securities Lender may hold.

                                   ARTICLE V
                       BORROWER'S AFFIRMATIVE COVENANTS

      The Borrower covenants and agrees that from the date hereof and until payment in full of the principal of and the interest on the Loan, as evidenced by the Notes and secured by the Mortgage Notes, and the discharge of all other obligations hereunder and under the other Loan Documents, Borrower shall, unless the Lender otherwise consents in writing:

      Section 5.1. Corporate Existence. Preserve and keep in full force and effect its corporate existence, its qualification to do business and its good standing in the Commonwealth of Puerto Rico.

      Section 5.2. Business. Continue to conduct and operate its business substantially as conducted and operated during the present calendar year, maintaining a substantial portion of its banking and banking related business with the Lender, it being understood that Borrower's payroll accounts may be maintained at other banks.

      Section 5.3. Licenses, Permits and Franchises. Maintain, preserve and protect at all times all licenses, permits and franchises, particularly those pertaining to the hotel and casino it currently operates and the tax exemption grant it enjoys (subject to on-going tax grant conversion negotiations with the Secretary of the Treasury of Puerto Rico). Comply with each and all of the terms, conditions and requirements of such licenses, permits, franchises, and grants.

      Section 5.4. Properties. Preserve all of its assets and properties that are used in the conduct of its business particularly those securing the Loan, and keep the same in good repair, working order and condition, and from time to time make or cause to be made all needed and proper repairs, renewals, replacements, betterments and improvements thereto to preserve and maintain their value, normal wear and tear excepted, so that the business carried on in connection therewith may be properly conducted at all times.

      Section 5.5. Insurance. Maintain all properties (real and personal) insured at all times by responsible, reputable and financially sound insurance companies or associations in such amounts and covering loss or damage by fire, earthquake and windstorm, casualty, and such other risks as are usually carried by companies engaged in similar businesses and owning similar properties in Puerto Rico as the Borrower and maintain adequate (in the reasonable opinion of the Bank) business interruption insurance and insurance against liability to persons for such risks and hazards and in such amounts as are usually carried by companies engaged in similar businesses; all such policies shall name the Bank as insured party and provide for payment of the proceeds thereof to the Borrower and the Bank, and shall contain an endorsement providing that the insurance shall not be cancelable except upon 10 days prior written notice to the Bank and from time to time at the request of the Bank, Borrower shall deliver to the Bank a detailed schedule indicating all insurance policies then in force; provided, however, that if an Event of Default has not occurred hereunder, under the Notes or under the other Loan Documents, proceeds received or to be received under the aforesaid policies shall be made available to the Borrower for restoration subject to the relevant provisions of the Fee Mortgage and/or the Leasehold Mortgage.

      Section 5.6. Records - Financial Statements. Keep at all times in Puerto Rico complete books of record and accounts, and an accounting system, in conformity with generally accepted accounting principles and with the Uniform System of Accounts for Hotels adopted by the American Hotel and Motel Association, as revised from time to time, with full, true and correct entries of all dealings and transactions in relation to its business and affairs. Reasonably protect such books and accounts against loss or damage. During the term of the Loan have its books and accounts audited and the financial statements showing its financial condition and the results of its operations during the preceding fiscal year, together with any supporting schedules, certified by Ernst & Whinney or by an independent certified public accountants of recognized national standing selected by Borrower and reasonably acceptable to the Lender.

      Section 5.7. Inspection. Permit the Lender, its agents and/or representatives to visit and inspect at reasonable times, upon prior notice, Borrower's assets, properties, books of record and accounts, and to discuss the same with Borrower's chief operating officer.

      Section 5.8. Payment of Taxes. Timely file or cause to be filed any and all federal, state and municipal tax returns and reports. Timely pay and discharge or cause to be paid and discharged any and all taxes and assessments, and any and all federal, state and municipal governmental impositions, fees, charges and/or levies (including but not limited to: any income taxes, municipal taxes, "patentes", real estate and personal property taxes, social security, unemployment State Insurance Fund premiums, and the like) imposed upon itself, its operations, or upon its income and profits, or upon any of its properties, real, personal or mixed, or upon any part thereof, or upon its payroll, within 30 days from the date the pertinent invoice is issued or the last day on which such taxes may be paid without incurring any penalty. Borrower shall provide Lender with evidence acceptable to Lender of the aforesaid payments. Notwithstanding this clause, Borrower shall have no obligation to pay such taxes as long as it shall be contesting the validity or amount of any such taxes in good faith and by appropriate proceedings pursuant to and in compliance with the provisions of Section 10.2 hereof.

      Section 5.9. Laguna Wing. Comply in all material respects with each and all of the terms and conditions of the lease it enjoys in connection with the real estate property described in Exhibit B hereto and do all things necessary to keep and maintain such lease in full force and effect and free of defaults.

      Section 5.10. Statutory Compliance. Comply in all material respects with all applicable statutes, regulations, judgments, decrees, resolutions and orders of, and all applicable restrictions imposed by, any and all governmental entities and/or authorities, federal, state or municipal, judicial or administrative, applicable to the conduct of its businesses and activities, the ownership of its properties, its licenses, permits, franchises and/or its tax exemption grants, and with the terms of the same, particularly those pertaining to the hotel and the casino it currently operates, unless it is contesting by appropriate proceedings the validity and/or enforceability of the same with respect to itself.

      Section 5.11. Contractual Compliance. Pay and discharge all of its indebtedness, trade bills and obligations promptly and in accordance with their terms and/or the normal and customary trade terms unless it is contesting the same by appropriate proceedings. Substantially comply with the terms and conditions of any indentures, agreements, contracts or other instruments to which it is a party or which may affect its assets or properties.

      Section 5.12. Cost Overruns. Promptly pay and discharge from its own resources any and all construction cost overruns incidental to the Casino expansion project.

      Section 5.13. Full Compliance. Comply with each and all of the terms of this Loan Agreement and the other Loan Documents.

      Section 5.14. The Collateral Documentation. Borrower, at its own cost and expense, shall forthwith and without any delay, execute, deliver, file and refile any certifications, statements, deeds, and other documents and instruments that may be required, necessary and proper to record and perfect the Loan Documents which are required to be recorded by this Loan Agreement and the other Loan Documents, or delivered in connection with the same, and shall also forthwith and without any delay take any required, necessary and/or proper actions to attain such purposes, upon being informed of the need to do so or upon being so required by the Registrar through the Lender or its counsel or reasonably required by the Lender.

      Section 5.15. Preservation of Rank. Borrower, at its own cost and expense, shall forthwith and without any delay, take all required, necessary and proper actions as may be required by the Registrar or reasonably required by the Lender to protect and preserve the existence and first rank (subject to the Permitted Exceptions listed in Exhibit C hereof and to the prior assignment of the incremental revenue from slot machines made to Bancode Ponce dated June 28, 1988 under affidavit 646 of notary W. Del Valle Armstrong) of the Loan Documents requiring recordation by this Loan Agreement, other than Deed of Subordination and the Deed of Attornment.

                                  ARTICLE VI
                         BORROWER'S NEGATIVE COVENANTS

      Borrower covenants and agrees that from the date hereof and until payment in full of the principal of and the interest on the Loan as evidenced by the Mortgage Notes, and all other obligations hereunder and under the other Loan Documents, that Borrower shall not, unless the Lender otherwise consents to in writing:

      Section 6.1. Liens. Incur, create, assume or suffer to exist any real or personal property mortgage, pledge, title retention lien, charge, security interest, financing statement, or any other lien or encumbrance of any nature whatsoever other than the Permitted Exceptions appearing on Exhibit C hereof, any legal, voluntary, involuntary or consensual liens or encumbrances, on any of its assets or properties now or hereafter owned with a rank preferential to any liens and encumbrances securing the Loan, except liens incurred in the ordinary course of its hotel and casino business and the pre-existing Merrill Lynch and Banco de Ponce indebtedness of US$3,500,000 each and the Citibank, N.A. indebtedness of US$715,000, provided, however, that the Borrower may refinance said pre-existing indebtedness, said refinancing to be for the same amounts and substantially for similar terms and conditions and prevailing interest rates.

      Section 6.2. Guarantees. Except for the guarantee in favor of Banco de Ponce in the principal amount of $2,000,000 currently outstanding, guarantee, assume, endorse or otherwise become or be responsible in any way for the obligations of any other person, natural or juridical without the prior written consent of the Lender, which consent shall not be unreasonable withheld.

      Section 6.3. Properties. Sell, lease, sublease, transfer or alienate in any manner a substantial part of its assets or stock. Dispose of, alter, destroy, abandon, remove or use its assets or properties for any purpose other than that for which it is now used, unless in the ordinary course of its hotel and casino business.

      Section 6.4. Merger, Consolidation. Liquidate, dissolve, merge into or consolidate with any other corporation or entity.

      Section 6.5. Conditional Sales. Incur any obligations under a purchase or otherwise acquire any property subject to any conditional sale or title retention agreement, unless in the ordinary course of its hotel and casino business.

      Section 6.6. Investments. Except as provided in Section , invest in, purchase or hold any stock, other securities or any other evidence of indebtedness of, lend or advance monies or credit to, any other person, natural or juridical in excess of US$1,000,000, except in the ordinary course of its hotel and casino business and except for direct obligations of the United States of America, the Commonwealth of Puerto Rico and/or banks with a recognized sound financial condition with a maturity date of less than a year from the date of acquisition.

No such investment shall be made unless the payments of Sections and hereof are current.

      Section 6.7. Leases. Lease or assume any lease for the use of any property of any other person, natural or juridical, or enter into a similar agreement, except those leases, subleases and/or concessions listed in Exhibit C hereof, or leases, subleases and/or concessions entered into in the ordinary course of its hotel and casino business.

      Section 6.8. Dividends. Borrower shall not pay or declare any dividends or make any advances to any parent, shareholder or affiliate of Borrower unless the Borrower is at the time of any such payment or advance in compliance with the provisions of Section and hereof. The provisions of the preceding sentence shall not apply to up to US$15,500,000 of the proceeds of this Loan or the collateral being returned to Borrower in connection with the refinancing of the existing loan held by Ponce Federal.

      Section 6.9. Operation of Business. Lease to a third party the operation of its hotel and/or casino.

                                 ARTICLE VII

                                   NOTICES

      Section 7.1. Addresses. Any and all notices, requests demands and other communications that may be necessary, proper and/or convenient under this Loan Agreement or any of the other Loan Documents shall conclusively be deemed given, when given in writing (including telex, telecopier or similar writing), on the date it is delivered to the officer set forth below and receipt acknowledged or if by mail on the fifth day after it is deposited in the mail, postage prepaid, certified-return receipt requested, addressed as set forth below:

            a.    If to the Lender

                  Scotiabank de Puerto Rico
                  Plaza Scotiabank
                  273 Ponce de Leon Avenue
                  Hato Rey, Puerto Rico  00917

                  Attention:  A. Van Der Kley, President
                  FAX Number (809) 756-5410

            with a copy to:

                  Brown, Newsom & Cordova
                  Plaza Scotiabank - 6th Floor
                  273 Ponce de Leon Avenue
                  Hato Rey, Puerto Rico  00917
                  Attention:  E. Cordova Diaz, Esq.
                  FAX Number (809) 758-1030

            b.    If to Borrower

                  Posadas de Puerto Rico Associates, Incorporated
                  999 Ashford Avenue (Condado)

                  Santurce, Puerto Rico 00902
                  Attention:  H. Andrews
                  FAX Number (809) 721-0968

            with a copy to:

                  WMS Industries Inc.
                  767 Fifth Avenue - 23rd Floor
                  New York, New York
                  Attention:  Barbara M. Norman, Esq.
                  FAX Number (212) 319-9789

      Section 7.2. Change of Address. Any of the parties may change the officer and/or agent authorized to receive any notices, requests, demands and other communication and/or its mailing address, by giving notice to the other party pursuant to this paragraph, as long as the mailing address is within the United States of America.

      Section 7.3. Borrower's Mandatory Notices and/or Communications. Borrower shall, during the term of the Loan and until full and final payment of all amounts due thereunder:

            a. Furnish to the Lender, not later than 90 days after the end of Borrower's fiscal year (currently, June 30th of each year), an audited financial statement, including a balance sheet, a statement of income and auditor's report, covering the operations of the Condado Plaza Hotel and Casino.

            b. Furnish to the Lender, each year, beginning with the fiscal year commencing July 1, 1988, with evidence from the Borrower's accounting records, that the Borrower has filed all returns and paid all taxes except those being contested pursuant to Section 10.2 hereof due on its properties and operations for the prior year and with a letter issued by the Borrower's certified public accountants and/or auditors to the effect that they have examined the accounting records of the Borrower and based on their examination of such financial accounting records have determined that all federal (if applicable), Puerto Rico and municipal income and property tax returns were filed, and the corresponding taxes due were paid. Further, that all additional assessments of which the certified public accountants have been informed have been paid in full.

            c. Furnish to the Lender a copy of its quarterly financial statements within 45 days after the end of each quarter. Such interim statements shall include a summarized aging of accounts receivable and inventories report, a balance sheet and a statement of income and surplus for such quarter and for the fiscal year to date, and shall, except for casino receivables, be in reasonable detail, subject to year end and audit adjustments, unaudited but certified by Borrower's chief financial officer or chief operating officer. The listing of casino accounts receivable shall be held by the Borrower and remain, in the absence of the occurrence of an Event of Default hereunder, confidential provided however, that if an Event of Default shall occur said list shall be delivered to the Bank immediately upon demand.

            d. Furnish to the Lender upon delivery of the annual and quarterly financial statements, a certification issued and signed by its chief financial officer or its chief operating officer to the effect that to the knowledge of such officer no event of default specified in Article VIII hereof has occurred, and that no event, which upon notice or lapse of time, or both, would constitute an Event of Default as specified in said paragraph has occurred. In case that any such Event of Default has occurred, the certification shall describe and specify the nature of such condition, act or event, indicate when it occurred and state the actions being taken or to be taken to cure the same.

            e. Furnish to the Lender a copy of any pleadings and/or notices within 10 days after receiving service of summons or written notice regarding any proceedings, judicial or administrative, including any arbitration proceedings, by or before any governmental entity or authority, or before an arbitrator, against or affecting Borrower: (i) seeking a money award in excess of US$100,000; (ii) seeking to foreclose or realize upon Borrower's rights, assets or properties, real or personal; (iii) materially and adversely affecting any licenses, permits and/or franchises (including the use of the bridge connecting the properties described in Exhibit A and B hereof) and/or the tax exemption grant that Borrower may enjoy; (iv) seeking a relief which might result, if granted, in any material adverse change in Borrower's operations, business, assets, properties, licenses, permits, franchises, tax exemption grant or in its condition, financial or otherwise; or (v) materially and adversely affecting any of the collateral or the Loan Documents securing the Loan.

            f. Furnish to the Lender a broker or issuer certified copy or duplicate originals of each of its insurance policies required under Section hereof, together with any endorsements thereto.

            g. Furnish promptly to the Lender any information related to this Loan Agreement and/or the other Loan Documents it may reasonably request regarding Borrower's operations, business affairs, financial condition, and/or any of Borrower's covenants, agreements and/or undertakings under this Loan Agreement and/or any of the Loan Documents and/or any proceedings mentioned in subparagraph (e) hereinbefore.

            h. Notify the Lender in writing of any condition, act or event which constitutes an Event of Default under this Loan Agreement or any of the other Loan Documents, or which with notice and/or lapse of time, would constitute an Event of Default, within the 10 days following Borrower obtaining knowledge of the occurrence of the same.

      Section 7.4. Waiver. Except as provided in this Loan Agreement or in any of the Loan Documents, Borrower, does hereby waive any right of presentment, protest and/or demand for payment, any right to any notices of protest, default, dishonor, payment, nonpayment, extension, change in the time of payment and/or the manner, place or terms of payment, exchange, release and/or surrender of all or any of the collateral securities or any parts thereof, compromise and/or settlement with the debtors or any of them and/or any other person or persons, or of subordination of any payments or any other rights under this Loan Agreement or any of the other Loan Documents, or any part thereof, to the payment of any other obligation, debt or claim which may at any time be due or owing to the Lender and/or to any other person or persons, and/or of the sale and/or purchase of all or any part of the collateral securities at any public, private or notarial sale or at any broker's board, and any and all other formalities to which it might otherwise be entitled to, subject to any notices required hereinafter.

                                 ARTICLE VIII

                                   DEFAULT

      Section 8.1. Events of Default. Each of the following shall continue an event of default (herein an "Event of Default"):

            a. If the Borrower fails to pay any installment of principal and/or interest for a term in excess of 30 days after its due date.

            b. If Borrower fails to pay any monthly rent under the lease agreement regarding the real estate property described in Exhibit B hereto when required within applicable grace periods.

            c. If Borrower's use permit regarding either the real estate property described in Exhibit A or the lease it enjoys over the real estate property described in Exhibit B hereto is cancelled and/or terminated.

            d. If the casino license is cancelled or otherwise impaired or terminated and Borrower is unable to have the same reissued or to obtain a new one within the 6 months following such cancellation or termination.

            e. Any material representation or warranty made by Borrower in any of the Loan Documents or by Borrower (or any of its officers) in any certificate, agreement, instrument or statement contemplated by or made or delivered pursuant to or in connection with any of the Loan Documents, shall prove to have been incorrect in any material respect when made;

            f. Borrower shall fail to perform or observe any other term, covenant or agreement contained in any of the Loan Documents on its part to be performed or observed and any such failure remains unremedied for 30 days after written notice thereof shall have been given to Borrower by the Lender, provided however, that if Borrower has commenced and is actively pursuing the cure of the default, and said delay does not otherwise materially adversely affect or impair the Bank's position hereunder, said 30 day term shall be extended until such term as may be reasonably required to cure said default; or

            g. Borrower shall fail to pay any material indebtedness (other than under the Loan Documents or other than representing the deferred purchase price of property or services except where the obligation to pay such deferred purchase price is evidenced by a promissory note or any other type of documented suppliers credit) owing by Borrower, of any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or Borrower shall fail to perform any material term, covenant or agremeent on its part to be performed under any material agreement or instrument (other than the Loan Documents) evidencing or securing or relating to any indebtedness owing by Borrower when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure is to accelerate, or to permit the holder or holders of such indebtedness or the trustee or trustees under any such agreement or instrument to accelerate, the maturity of such indebtedness;

or

            h. Any of the Loan Documents shall, at any time after their respective execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and beyond final appeal, or the validity or enforceability thereof shall be successfully contested by the Commonwealth of Puerto Rico, or any agency or instrumentality thereof; or

            i. Borrower shall become insolvent, or admit in writing its inability to pay its debts as they mature, or make any assignment for the benefit or creditors, or Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property, or such receiver, trustee or similar officer shall be appointed without the application or consent of Borrower and such appointment shall continue undischarged for a period of 60 days, or Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction or any such proceeding shall be instituted (by petition, application or otherwise) against Borrower and shall remain undismissed for a period of 60 days, or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against material assets of Vorrower and such judgment, writ or similar process shall not be released, vacated or fully bonded within 30 days after its issue or levy; or

            j. If the Borrower fails for a term in excess of 15 days after being so requested in writing to reimburse to the Lender any amounts that the latter has properly incurred, expended and/or disbursed becauseof the Borrower's failure to comply with any of its obligations, covenants and/or undertakings under this Loan Agreement or under the Mortgage.

            k. Other than as may be reasonably required by an event of force majeure or to restore and/or repair after a casualty loss, if Borrower's usual hotel business and/or operation is liquidated, sold, would up, terminated or suspended (including suspension due to construction of new facilities) or if Borrower is otherwise unable to continue with the same.

            l. If any judgment, injunction and/or decree is entered and/or issued and becomes final and beyond appeal against Borrower, preventing the same from continuing to operate a material part or all of its business affairs in the normal course of business.

            m. If any writ to secure the effectiveness of a judgment is issued against Borrower affecting a material portion of its assets and/or properties or preventing it from operating its business in the normal course, and Borrower fails to have the same stayed, quashed, cancelled and/or set aside for a term in excess of 60 days after being served with a copy of the same.

            n. If a judgment, decree or order final and beyond appeal is entered and/or issued against Borrower in an amount in excess of $100,000 remains unsatisfied and becomes executory.

      Section 8.2. Acceleration.

            a. If Borrower fails to pay any installment of principal or interest within the 30 days following its due date, the Lender may, at its option, during the continuance of such dafault, notify the Borrower that it has accelerated the due date of the Loan and, upon such notice, the balance of the Loan including anya ccrued interest shall become immediately due, liquid and payable and the Lender may proceed thereafter to enforce collection by summaryproceedings or otherwise and to foreclose any and all collateral guarantees.

            b. If an Event of Default occurs, except a failure to pay any installment of principal or interest, the Lender may, at its option, during the continuance of such Event of Default, notify the Borrower of its intention to accelerate the due date of the Loan and, thus, to declare the balance of the Loan as evidenced by the Mortgage Note to be due and payable. If the Event of Default is not cured within the 10 days following the notice, then the balance of the Loan, including any accrued interest, shall become immediately due and payable and the Lender may proceeed thereafter to enforce collection by summary proceedings or otherwise and to foreclose any and all collateral guarantees.

      Section 8.3. Other Remedies. If an Event of Default occurs, in addition to the remedies provided in the above Section the Lender shall also be entitled to:

            a. Under court proceedings for the foreclosure of the Mortgage or a collection action hereunder have a receiver appointed as a matter of right withut regard to Borrower's solvency, without having to post a bond, which right is hereby waived, for the purpose of preserving the hotel and casino and related operations and/or any collateral securities and preventing any waste of assets. All expneses incurred in connection with such appointment, or in the protection and preservation fo the hotel and/or the casino and/or any of the collateral securities shall be chargeable to and payable by the Borrower.

            b. Refuse to disburse any amounts under this Loan Agreement that has not been disbursed and/or to stop the payment of any checks issued pursuant to the same that hasnot been cashed.

            c. Any other remedies and rights provided in this Loan Agreement or any of the other Loan Documents.

            d. Any other remedies at law or equity.

                                  ARTICLE IX
                             CHARGES AND EXPENSES

      Section 9.1. Fees and Expenses. Any and all legal fees, internal revenue stamps and vouchers, notarial fees, charges and expenses directly or indirectly related to the execution and/or the issuance of any certified copies and/or the recordation in thepertinent REgistry of any deeds of mortgage, cancellation, and/or subordination, of any aclaratory deeds related thereto or of any of the other Loan Documents or related or incidental to this Loan Agreement and to the issuance of any title-mortgage insurance policies, as well as any fees, charges and expenses to be incurred in order to comply with the terms and conditions of the Loan Agreement and the other Loan Documents, shall be for the exclusive account of the Borrower and shall be due and payable at the closing fo this Loan Agreement.

      The Lender shall be entitled to select the Notary Public before whom any deeds and documents shall be executed at the closing fo the Loan.

      Section 9.2. Collection Fees and Expenses. In the event the Lender resorts to any court to colelct in full or in part the principal amount of the Loan and/or any interest accrued thereon or othermonies due thereunder, the Borrower shall pay to the Lender the aggregate cost of the disbursements, expenses and reasonable attorneys' fees which may be incurred by the Lender, which amount shall immediately become payable upon the filing of the petition or complaint and shall become due and payable upon the entry of judgment in favor of the Lender.

                                  ARTICLE X

                                 MISCELLANEOUS

      Section 10.1. Mortgage Title Insurance. Prior to the disbursement of the Loan, Borrower shall deliver to the Lender a mortgage title insurance policy in favor of the Lender, issued by a title insurance company acceptable to the Lender, free and clear of any exceptions and any prior liens, encumbrances, clouds and/or defects on the title (except as may be otherwise stated in Exhibit C hereof) for the full amount of the Mortgage Notes and any credits provided in the Mortgage, provided however, that the mortgage title insurance applicable to the Mortgage on the real property described in Exhibit A hereof shall be insured by Chicago Title Insurance Company and reinsured with First American Title Insurance Company, for 50% of the full amount of the Mortgage.

      Section 10.2. Borrower's Right to Contest. Borrower's right to contest hereunder shall be governed by the provisions of Paragraph TENTH of the Fee Mortgage and related provisions.

      Section 10.3. Set Off. Upon the occurrence of an Event of Default and upon due acceleration of the Loan, or upon the maturity of the Loan or of any amount due hereunder, the Lender may, at its option, with or without Borrower's consent, set off against any interest or other amounts owed by the same and thereafter to the principal of the Loan as evidenced by the Mortgage Note, any and all obligations and/or liabilities of the Lender to the Borrower, direct or indirect, absolute or contingent, now existing or hereafter arising.

      Section 10.4. No Joint Venture. Nothing herein contained shall constitute or be construed to be or to create a joint venture and/or a partnership between the Borrower and the

Lender. The Lender does not assume and shall not bear any business risks directly or indirectly related to the Borrower.

      Section 10.5. Lender's Optional Right to Pay or Perform in Borrower's Stead. If the Borrower fails or has failed to make any payment or to perform any act required to be made or performed under this Loan Agreement or any of the other Loan Documents, the Lender may, subject to the provisions of Section above, in the use of its sole discretion, upon 15 days prior notice to or demand upon the Borrower, make such payment or perform such act. In such event, any amounts properly paid and any expenses properly incurred by the Lender shall be reimbursed by the Borrower with interest at a rate to be determined as provided in this Loan Agreement for the principal balance, such payment by the Lender shall not cure the Borrower's default because of its failure to make such payment or to perform such act.

      Section 10.6. Assignment and Participation.

            a. The Lender may negotiate and/or assign the Notes and/or the Mortgage Notes provided any such assignee, holder or participant is an "eligible institution", as said term is defined in the Puerto Rico Tax Incentives Act and regulations promulgated thereunder. In that event, the Lender shall give prompt written notice of any such negotiation and/or assignment, specifying the assignee's name and address, to the Borrower. If it does so, such negotiation and/or assignment shall include all rights, powers, privileges and collateral securities under this Loan Agreement and the other Loan Documents and Lender shall obtain, and deliver a copy thereof to Borrower, the agreement of any such assignee, participant or future holder to be bound by the terms and conditions of this Loan AGreement as if said party were a "Lender" hereunder.

                  b. Whenever any of the parties hereto is referred to in this Loan AGreement and other Loan Documents, such reference shall be deemed to include its successors and assigns.

                  c. This Loan Agreement and other Loan Documents shall bind an dinure to the benefit of the Lender, its successors and assigns, and shall bind and inure to the benefit of the Borrower, its successors and assigns and all subsequent owners of the collateral.

                  d. The Lender shall have the unrestricted right to sell participations in the Loan, the Notes and/or Mortgage Notes. Any such participants shall comply with the provisons of Section (a) above and enjoy and be protected in their respective participations by any collateral securities and/or guarantees hereunder.

      Section 10.7. No Waiver, Cumulative Remedies. No failure or delay by the Lender in exercising any right, remedy, power and/or privilege under this Loan Agreement or any of the other Loan Documents shall operate as a waiver thereof. The partial or single exercise of any right, remedy, power and/or privilege under this Loan Agremeent or any of the other Loan Documents shall not operate as a waiver nor as a estoppel regarding any rights under the same. All rights and remedies provided inthe Loan AGreement and the other Loan Documents are cumulative and may be exercised contemporaneously or successively, and are in addition and not exclusive of any other rights and remedies provided by law.

      No waiver by the Lender shall be effective nor binding unless it is in writing, signed by a duly authorized officer of the Lender and the specific intent of waiving any rights, causes of action and privileges is stated therein. Any such waiver shall not include any instances not specified therein nor any acts or events that have not occurred as of the date thereof.

      Section 10.8. Survival. All representations and warranties made by the Borrower in this Loan Agreement and the other Loan Documents, their covenants and undertakings therein, shall survive the execution of the same and the disbursements of the Loan, and shall continue in full force and effect until the loan is paid in full.

      Section 10.9. Applicable Law. The Loan Agreement and theother Loan Documents shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Puerto Rico.

      Section 10.10. Jurisdiction. Each of the appearing parties submits itself to the jurisdiction of the Superior Court of Puerto Rico, San Juan Part.

      Section 10.11. Interpreation.

            a. The Loan Agreement and each of the other Loan Documents supplement each other.

            b. The titles of the paragraphs and sections of this Loan Agreement and the other Loan Documents have been given for convenience only and shall not be attributed any effect in its interpretation.

            c. If any of the paragraphs, sections and/or clauses of this Loan AGreement or of the other Loan Documents or any of the Loan Documents is declared by judicial interpretation or construction to be null, void and/or unenforceable in any respect, such paragraph, section, clause and/or document shall be ineffective to the extent of such declaration without affecting the remaining paragraphs, sectios and/or clauses of the same or the other documents.

            d. Whenever used in this Agreement, the term "Lender" includes Scotiabank de Puerto Rico, its successors and assigns, and such participating entity and the present or future owner, holder and/or bearer of the Notes or of the Mortgage Note.

      Section 10.12. Modification, Amendment. The Loan Agreement and the other Loan Documents may not be modified, altered nor amended in any manner whatsoever, except by another written agreement executed by the parties with the same solemnities as the document being modified, altered and/or amended.

      Section 10.13. Entire Understanding. The Loan Agreement and the other Loan Documents contain all of the representations and warranties, undertakings, covenants and agreements between the parties. All prior negotiations, understandings, undertakings, covenants, representations and agreements, whether oral or written, in connection wth the Loan aremerged herein.

      This 30th day of August, 1988.

POSADAS DE PUERTO RICO                    SCOTIABANK DE PUERTO RICO
  ASSOCIATES

By:    /s/ _________________________      By:    /s/ ________________________

Affidavit Number:  2246

Subscribed to before me by Norman Jules Menell of legal age, married, as President of Posadas de Puerto Rico Associates, Incorporated and a resident of New York, New York, and Arnold Van Der Kley, of legal age, married, a resident of San Juan, Puerto Rico, as President of Scitiabank de Puerto Rico, both to me personally known. In San Juan, Puerto Rico this 30th day of August 1988.



                                          /s/ _______________________________
                                                      Notary Public

                   CERTIFICATE ISSUED BY BORROWER UNDER THE
                         PROVISIONS OF SECTION OF THE

                        OPERATING CREDIT AND TERM LOAN

      The undersigned, as Executive Vice President of Posadas de Puerto Rico Associates, Incorporated (the "Borrower"), DOES HEREBY CERTIFY, as follows:

      The representatios and warranties of the Borrower contained in the Operating Credit and Term Loan Agreement ("Loan Agreement") of even date between the Borrowe and Scotiabank de Puerto Rico are to the best of undersigned's knowledge and belief correct on and as of the date hereof, and no even thas occurred and is continuing which constitutes an Event of Default under the Loan Agreement and/or under the Loan Documents (as said term is defined in the Loan Agreement) or would constitute an Event of Defult but for the requirement that notice be given or time elapse of both.

      IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of August 1988.

                                          POSADAS DE PUERTO RICO

                                            ASSOCIATES, INCORPORATED

                                          By: /s/ ___________________________

              AMENDMENT TO OPERATING CREDIT AND TERM LOAN AGREEMENT AND TO COLLATERAL ASSIGNMENT OF ACCOUNTS RECEIVABLE AGREEMENT

        This Amendment entered into in San Juan, Puerto Rico, this 12th day of June, 1989, between POSADAS DE PUERTO RICO ASSOCIATES, INCORPORATED, a Delaware Corporation with principal offices at 999 Ashford Avenue, Condado, Santurce, Puerto Rico (the "Borrower") and SCOTIABANK DE PUERTO RICO, a Puerto Rico banking institution with offices at 273 Ponce de Leon Ave., Hato Rey, Puerto Rico, (the "Lender").

                                   WITNESSETH

        WHEREAS, the appearing parties entered into certain Operating Credit and Term Loan Agreement (hereinafter, the "Loan Agreement") and a Collateral Assignment of Accounts Receivable Agreement (the "Collateral Assignment"), both dated August 30, 1988, whereby the Lender made available to the Borrower certain credit facilities in the aggregate sum of US$35,500,000 and the Borrower secured the same, pursuant to, among other collateral, the Collateral Assignment;

        WHEREAS, the Borrower has requested and the Lender has agreed to amend the Loan Agreement in order to increase the operating credit facilities available to the Borrower under the Loan Agreement from US$500,000 to US$1,000,000;

        WHEREAS, the preceding Amendment requires an amendment to the Collateral Agreement;

        NOW THEREFORE, the parties hereto for good an valuable consideration AMEND the Loan Agreement and the Collateral agreement as follows:

        1. The parties agree that the operating credit facilities originally in the amount of

US$500,000 shall be increased as of the date hereof to a US$1,000,000 facility under the same terms and conditions and to the same extent and force as if said amend credit facilities had been originally incorporated in the Loan Agreement as the operating credit facility referred to therein.

        2. The parties agree that the security and, more particularly, the Collateral Agreement afforded to the Lender under the provisions of Section 3 of the Loan Agreement shall be deemed amended accordingly, and shall extend and be applicable to the amended credit facilities made available pursuant to the Agreement.

        3. The parties agree that all the covenants, terms and conditions of the Loan Agreement not expressly amended, deleted or substituted hereunder shall remain in full force and effect and shall be deemed extensive to the credit facilities made available to the Buyer pursuant to the terms of this Amendment to Loan Agreement.

        IN WITNESS WHEREOF, the parties execute the foregoing instrument at the place and at the date above stated.


POSADAS DE PUERTO RICO                             SCOTIABANK DE PUERTO RICO
ASSOCIATES INCORPORATED

By:     /s/                                        By:    /s/
   ----------------------------------                ---------------------------

AFFIDAVIT NO.  5206

        Subscribed to before me by Hugh A. Andrews, of legal age, married, executive and resident of San Juan, Puerto Rico, in his capacity as Executive Vice President, of Posadas de Puerto Rico Associates, Incorporated, to me personally known in San Juan, Puerto Rico, this 9th day of June, 1989.

                                                        /s/
                                                   -----------------------------
                                                          NOTARY PUBLIC

AFFIDAVIT NO.  12,275

        Subscribed to before me by Carlos Irizarry -------------, of legal age, married, executive and resident of San Juan, Puerto Rico, as authorized signature for Scotiabank de Puerto Rico, this 12 day of June, 1989.

                                                      /s/
                                                   -----------------------------
                                                            NOTARY PUBLIC

                   SECOND AMENDMENT TO OPERATING CREDIT AND
                              TERM LOAN AGREEMENT

      This Second Amendment to the Loan Agreement, as amended, referred to below, entered to in San Juan, Puerto Rico, this 28th day of September 1990, between POSADAS DE PUERTO RICO ASSOCIATES, INCORPORATED, a Delaware corporation with principal offices at 999 Ashford Avenue, Condado, Santurce, Puerto Rico (the "Borrower") and SCOTIABANK DE PUERTO RICO, a Puerto Rico banking institution with offices at 273 Ponce de Leon Avenue, Hato Rey, Puerto Rico, (the "Lender").

                                  WITNESSETH:

      WHEREAS, the appearing parties entered into a certain Operating Credit and Term Loan Agreement (hereinafter, the "Loan Agreement") dated August 30, 1988, whereby the Lender made available to the Borrower certain credit facilities in the aggregate sum of US$35,500,000 and the Borrower secured the same, with the Collateral listed and as provided in the Loan Agreement.

      WHEREAS, on June 9th, 1989 Lender and Borrower amended the Loan Agreement by increasing the Operating Credit Facilities from US$500,000 to $1,000,000 under the same terms and conditions and secured by the same Collateral as the original Operating Credit Facilities provided in the Loan Agreement.

      WHEREAS, the Borrower has requested a further increase in the Operating Credit Facilities available to the Borrower under the Loan Agreement from US$1,000,000 to US$1,500,000;

      NOW, THEREFORE, the parties hereto for good and valuable consideration AMEND the Loan Agreement, as amended as follows:

      1. The parties agree that the Operating Credit Facilities originally in the amount of US$500,000 increased to $1,000,000 by the First Amendment of June 9, 1989 shall be further increased to the total sum of US$1,500,000 under and subject to the same terms and conditions and to the same extent and force as if said Amended Credit Facilities so increased had been incorporated in the original Loan Agreement as the Operating Credit Facility referred to therein.

      2. Lender and Borrower agree that all the Collateral now constituted and existing (or hereafter constituted) serving (or which may serve) as security for the obligations of Borrower to Lender under the Loan Agreement shall extend and apply to the increased Operating Credit Facilities made available to Borrower hereunder as if said increased Operating Credit Facility had been incorporated in the Loan Agreement of August 30, 1988 for the principal sum of US$1,500,000.

      3. The parties agree that all the covenants, terms and conditions of the Loan Agreement, as heretofore amended, not expressly amended, deleted or substituted hereunder shall remain in full force and effect and shall be deemed extensive to the credit facilities made available to the Borrower pursuant to the terms of this Second Amendment to Loan Agreement.

      IN WITNESS WHEREOF, the parties execute the foregoing instrument at the place and at the date above stated.



POSADAS DE PUERTO RICO                    SCOTIABANK DE PUERTO RICO
ASSOCIATES INCORPORATED


By: _____________________________         By: _______________________________
   Executive Vice President

                            SECRETARY'S CERTIFICATE

      The undersigned, Jose C. Arenas, the duly elected Secretary of Posadas de Puerto Rico Associates, Incorporated, a Delaware corporation (the "Corporation") hereby certifies that the Board of Directors of the Corporation duly and validly adopted the following Resolution on September 10, 1990 and said Resolution is in full force and effect and has not been modified, amended, or revoked in any respect:

      "Resolved that the President, N.J. Menell or the Executive Vice President, H.A. Andrews, be and they are hereby authorized on behalf of the Corporation, acting singly, to execute a Second Amendment to the Loan Agreement of August 30th, 1988, as amended on June 9th, 1989 between the Corporation and the Scotiabank de Puerto Rico (the "Bank") further increasing the Operating Credit Facilities to the Corporation under said Loan Agreement, as amended, to US$1,500,000.

      Resolved, further that said officers, acting singly, may execute said Second Amendment to the said Loan Agreement, as amended, under and subject to the same terms and conditions and secured by the same collateral as provided and listed in the Loan Agreement, as amended, and to take such other action on behalf of the Corporation as they, acting singly, may deem appropriate to complete this transaction."

      IN WITNESS WHEREOF, I have hereto set may hand and affixed the seal of the Corporation as of this 28 day of September 1990.

                                       /s/ ____________________________
                                                   Secretary

********************************************************************************



              AMENDMENT TO OPERATING CREDIT AND TERM LOAN AGREEMENT

                 POSADAS DE PUERTO RICO ASSOCIATES INCORPORATED

                                                               Borrower

                                       and

                            SCOTIABANK DE PUERTO RICO

                                                                Lender

********************************************************************************

                           Dated as of April 26, 1991

********************************************************************************


                           Brown, Newsom & Cordova
                         Plaza Scotiabank-Sixth Floor

                           273 Ponce de Leon Avenue
                         Hato Rey, Puerto Rico 00917

             AMENDMENT TO OPERATING CREDIT AND TERM LOAN AGREEMENT

      This Amendment to Operating Credit and Term Loan Agreement dated as of April 26, 1991, between POSADAS DE PUERTO RICO ASSOCIATES, INCORPORATED, a corporation organized, existing and in good standing under the laws of the State of Delaware, United States of America (the "Borrower") and SCOTIABANK DE PUERTO RICO, a Puerto Rico banking corporation organized, existing and duly authorized to do business in Puerto Rico (the "Bank").

                              W I T N E S S E T H

      WHEREAS, the Borrower and the Bank entered into certain Operating Credit and Term Loan Agreement dated August 30, 1988 (the "Operating Credit Agreement") whereby the Bank granted the Borrower certain credit facilities more fully described therein; and

      WHEREAS, Borrower now desires to borrow additional funds from the Bank to make certain inter-company loans, to cancel existing overdrafts and for working capital purposes; and

      WHEREAS, the Bank has agreed to make available to the Borrower a non-revolving credit facility in the amount of $3,000,000 and an increase to the existing operating facility up to $2,000,000, upon the terms and subject to the conditions set forth in this Credit Agreement;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto hereby agree to amend the Operating Credit Agreement as follows:

                            ARTICLE 1.  DEFINITIONS

      Section 1.1. Certain Defined Terms.

      As used in this Agreement, the following terms have the following meanings (all other capitalized terms shall have the meanings given to them in the Operating Credit Agreement):

      "Additional Collateral Security" means the collateral security afforded by the Borrower to the Bank under the Operating Credit Agreement and all amendments, substitutions, supplements, additions or extensions thereof or thereto, which collateral security shall constitute additional security for all amounts as may be owed by the Borrower to the Bank under this Agreement.

      "Advance" means the additional advances by the Bank to the Borrower pursuant to the provisions of Article 2 hereof.

      "Agreement" means this Amendment to Operating Credit and Term Loan Agreement, including all amendments, modifications and supplements and any exhibits and schedules hereto, and shall refer to this Agreement as the same may be in effect at the time such reference becomes effective.

      "Guarantee" means the limited guarantee in the principal amount of up to $3,000,000 issued by the Guarantor, supported by the appropriate corporate resolution.

      "Guarantor" means WMS Industries Inc. a corporation organized and in good standing under the laws of the State of Delaware, United States of America.

      "Hazardous Substance" shall mean (a) any "hazardous substance", "pollutant" or "contaminant" as said terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act; (b) any "hazardous waste" as said term is defined in the Puerto

Rico Environmental Quality Board Regulation for the Control of Hazardous and Non-Hazardous Solid Waste, as amended from time to time; (c) any toxic or hazardous substance, material or waste (whether solid, liquid or gaseous), or
(e) any other substance for which any Governmental Authority requires special handling in its collection, storage, treatment or disposal.

      "Lending Office" means the Bank's branch located at Plaza Scotiabank, 273 Ponce de Leon Avenue, Hato Rey, Puerto Rico.

      "Line A" means a non-revolving, term credit facility in the principal amount of $3,000,000 made available by the Bank to the Borrower hereunder for the sole purpose of making certain inter-company loan to WMS Industries Inc. for the purchase and cancellation of certain promissory note due by WMS Games, Inc. to Bally Midway Manufacturing Co. and Bally Manufacturing and Distributing Corp.

      "Line B" means an operating credit facility to be made available by the Bank to the Borrower hereunder up to a maximum of $2,000,000 for working capital proposes and for the cancellation of a $500,000 temporary overdraft facility.

      "Loan Documents" means this Agreement, the Pledge Agreement, the Note(s), the Mortgage Note and the Real Estate Mortgage, the Guarantee and all documents and instruments to be delivered by the Borrower to the Lender pursuant to the provisions of the Security Section hereof, including any and all amendments, substitutions, supplements and replacements thereof.

      "Mortgage Note" means the demand promissory note in the principal amount of $4,000,000 encumbering the Property in favor of the Bank.

      "Note" or "Notes" means promissory note(s) executed by the Borrower in favor of and acceptable to the Bank for the principal amount of each Advance.

      "Pledge Agreement" means the Pledge Agreement of the Borrower pledging the Mortgage Note, as the same may be hereafter amended, modified or supplemented from time to time.

      "Property" means the property described in Schedule I hereof, including a certain 559 room hotel and casino facility located thereon and such improvements or additions as may be hereafter constructed thereon.

      "Real Property Mortgage" means the mortgage securing the payment of the principal and interest and other credits under the Mortgage Note.

      "Title Company" means Hato Rey Title Company, a Puerto Rico corporation, as agent for Chicago Title Insurance Company.

      "Title Policy" means the loan policy of title insurance in the amount of $4,000,000, in form and substance satisfactory to Bank and issued by the Title Company insuring that Bank has a third priority lien on and/or a security interest in the Property with no exceptions to title, printed or otherwise, which policy has an initial effective date on the execution date of the Loan Documents.

             ARTICLE 2. AMOUNTS AND TERMS OF THE ADDITIONAL ADVANCES

      Section 2.1. The Additional Advances.

      The Bank agrees, in addition to the advances made available to the Borrower under the Operating Credit Agreement and on the terms and conditions hereinafter set forth, to make Line A and Line B Advances to the Borrower from time to time on any Business Day during the period from the date hereof until __________, 19__, in aggregate amounts not to exceed the amount set forth in the definition of the particular credit facility.

      Each Advance made to the Borrower by the Bank and the amount of principal and the maturity thereof, shall be evidenced by a Note.

      Section 2.2. Making the Additional Advances.

      (a) Each advance shall be made on notice delivered by the Borrower to the Bank not later than 11:00 A.M. (San Juan time) on the same Business Day of such proposed borrowing.

      Advances available hereunder shall at no time exceed the sum of $3,000,000 for the Line A facility and $2,000,000 for the Line B facility.

      The Bank shall make available the amount of the Advance by crediting the account of the Borrower at the Lending Office.

      (b) Anything in Section 2.2(a) to the contrary notwithstanding, if the Bank shall, at least one (1) Business Day before the first day of any requested borrowing, notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that a central bank or other Governmental Authority asserts that it is unlawful for the Bank or its Lending Office to perform its obligations hereunder, the right of the Borrower to avail itself of an Advance hereunder shall be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

      (c) Each notice of borrowing shall be irrevocable and binding on the Borrower

      Section 2.3. Fees.

      (a) As to Line A, the Borrower agrees to pay the Bank a front end fee of $60,000, of which the Bank has already received the sum of $30,000, and the balance, to wit, the sum of $30,000, shall be due and payable simultaneously with the execution of this Agreement.

      (b) As to Line B, the Borrower agrees to pay the Bank a front end fee of $20,000 of which the Bank acknowledges receipt of $10,000 and the balance, the sum of $10,000 to be payable at the closing of this Agreement.

      (c) The Borrower shall pay the Bank a stand-by fee equal to 1/4 of 1% per annum on the undrawn portion of the Line A facility, commencing 30 days from the acceptance of the Commitment Letter, said amount to be paid monthly in arrears.

                        ARTICLE 3. PAYMENTS & INDEMNITIES

      Section 3.1. Repayment.

      The Borrower shall repay the Bank the outstanding principal amount due hereunder in full as follows:

            a) Advances made available under the Line A facility shall be repaid in full within 5 years commencing two (2) years from the date of the first Advance or commencing on the date of the repayment or refinancing of the existing Ponce Federal loan currently having an outstanding balance of $_____, whichever is earlier, in equal, consecutive quarterly installments, the amount of which shall be determined based upon the time remaining of the original five year amortization, plus interest thereon. b) Advances made available under Line B shall be repaid on demand and the account should show satisfactory fluctuations.

      Section 3.2. Interest.

      The Borrower shall pay interest as follows:

            a) Line A facility....11/2percentage points over the Base Rate.

            b)  Line B  facility....1  percentage  point  over  the  Base  Rate.
Interest shall be payable to the Bank in arrears on the twenty second day of each month calculated on the basis of the actual daily unpaid principal amount of each Advance made by the Bank from the date of such Advance until the principal amount thereof shall be paid in full at the Base Rate. Any such fluctuation in the interest rate pursuant to the provisions hereof, shall be effective simultaneously with the corresponding change in the Base Rate.

      Section 3.3. Taxes on Payments.

      Any and all payments by the Borrower hereunder or under the Note shall be made, in accordance with the provisions hereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding franchise taxes and taxes imposed on the Bank's net or gross income. If the Borrower shall be required by Law to deduct any taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions, the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with the applicable Law. Notwithstanding, the aforesaid, such gross-up provisions shall not apply to any tax withholding requirement imposed as a result from any decision of the Bank to change its place of business or surrender its authorization to conduct business in the Commonwealth of Puerto Rico or otherwise due to any change in the manner in which the Bank conducts its business in the Commonwealth of Puerto Rico.

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

      Section 3.4. Prepayments of Principal.

      The Borrower may, without premium or penalty, prepay the outstanding principal amount of the Line A and the Line B facilities Advances in whole or ratably in part together with accrued interest to the date of such prepayment on the principal amount so prepaid. Any such prepayments shall be applied and credited to the outstanding balance hereunder in inverse order of their maturities.

      Section 3.5. Payments and Computations.

      (a) All computations of rates of interest, additional interest and fees shall be made by the Bank on the basis of a 365 day year for the actual number of days elapsed.

      Each determination by the Bank of an interest rate or fee hereunder shall be, in the absence of manifest error, as determined by the Bank in its sole discretion, conclusive and binding on the Borrower for all purposes.

      (b) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and in such case, such extension of time shall be included in the computation of payment of interest.

      Section 3.6. Capital Adequacy.

      In the event that the Bank shall determine that the adoption of any requirement of law regarding capital adequacy, reserve requirements, or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority, does or shall have the effect of reducing the rate of return on the Bank's capital as

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

a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy), then from time to time, upon written demand by the Bank accompanied by a certificate by the Bank in reasonable detail stating the basis for such determination, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction as a consequence of its obligations hereunder.

      Section 3.7. General Indemnity.

      The Borrower will at all times indemnify and hold harmless the Bank against any and all losses, costs, damages, expenses and liabilities (collectively referred to hereinafter as "Losses") of whatever nature (including but not limited to reasonable attorneys' fees, litigation and court costs, amounts paid in settlement, and amounts paid to discharge judgments) directly or indirectly resulting from, arising out of, or related to one or more Claims, as hereinafter defined. The word "Claims" as used herein shall mean all claims, lawsuits, causes of action and other legal actions and proceedings, involving bodily or personal injury or death of any person or damage to any property (including but not limited to persons employed by the Borrower or any other person) brought against the Bank or to which the Bank is a party (except any such claim as may arise or be due to the Bank's negligence or that of its officers, employees, or agents), that directly or indirectly result from, arise out of, or relate to (a) the operation, use, occupancy, maintenance or ownership of the Property or any part thereof or (b) the execution, delivery or performance of the Loan Documents, or any related instruments or documents or
(c) any untrue statement or alleged untrue statement of a material fact contained in this Agreement or in the Loan Documents (other than statements made by the Bank), or in

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

any application made in connection therewith or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. The obligations of the Borrower under this Section
3.6 shall apply to all Losses or Claims, or both which are asserted prior to termination of this Agreement or thereafter. In case any action shall be brought against the Bank in respect of which indemnity may be sought against the Borrower, the Bank shall promptly notify the Borrower in writing and the Borrower shall have the right to assume the investigation and defense thereof including the employment of counsel and the payment of all expenses. The Bank shall have the right to employ separate counsel in any such action and participate in the investigation and defense thereof, and the fees and expenses of such counsel shall be paid by the Borrower. The Borrower shall not be liable for any settlement of any such action without its consent but, if any such action is settled with the consent of the Borrower or if there be a final unappealable judgment for the plaintiff in any such action, the Borrower agrees to indemnify and hold harmless the Bank from and against any such Losses or Claims. Nothing herein shall be construed as requiring the Bank to acquire or maintain insurance of any form or nature with respect to the Property or any portion thereof or with respect to any phrase, term, provision, condition or obligation of this Agreement or any other matter in connection herewith.

      The provisions of this Section shall survive the expiration or termination of this Agreement.

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

                             ARTICLE 4. THE SECURITY

      Section 4.1. The Security.

      All funds advanced to or owed by the Borrower pursuant to this Agreement shall be secured by the following documents, all of which shall be duly executed by the appropriate parties thereto and acceptable to the Bank:

      a)    The Mortgage Note.
      b)    The Real Property Mortgage.
      c)    The Pledge Agreement.
      d)    The Guarantee.
      e)    The Title Policy.
      f)    The Additional Collateral Security.

      The aforesaid loan documents shall secure the full and complete payment of the Line A and Line B facilities (except that the Guarantee shall secure the Line A facility only) under this Agreement, the Notes, as well as all interest thereon, any costs, expenses and reasonable attorneys' fees that may become due and payable upon the occurrence of a Default or an Event of Default and any other amounts payable and/or reimbursable to the Bank pursuant to this Agreement and the other loan documents. The Bank, with or without notice to or consent of the Borrower, may take (but Borrower shall not be obligated to furnish) from any other person or persons additional securities for the Loan, without impairing, by so doing, any other collateral guarantees and securities Bank may hold.

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

                        ARTICLE 5. CONDITIONS OF LENDING

      Section 5.1. Conditions Precedent to the Advances. This Agreement shall become effective, when and only when the Borrower and the Bank have executed this Agreement subject to the following conditions precedent:

      (a) The Bank shall have received on the date of execution of this Agreement, the following, each dated the closing date, in form and substance satisfactory to the Bank:

      (i) A Note to the order of the Bank, substantially in the form of Exhibit "A" hereto;

      (ii) certified copy of A) the pertinent Board of Director's resolution and of such other consent, resolutions and documents as may have been approved authorizing the negotiation, execution and delivery of this Agreement, the Notes, the Loan Documents and all other documents to be delivered hereunder or thereunder to which it is a party and other document and instruments evidencing other necessary action, if any, with respect to Loan Documents and B) certified copies of the Articles of Incorporation and By Laws of the Borrower;

      (iii) certificate of the Borrower certifying the names and true signatures of the persons authorized to execute and deliver this Agreement and each Loan Document to which it is a party and the other documents to be delivered by it hereunder or thereunder;

      (iv)  favorable   opinions  of  (a)  outside  counsel  for  the  Borrower,
      substantially in the form of Exhibit "B" hereto, and (b) of the Bank's counsel as to the validity and enforceability of this Agreement;

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

      (v) the Financial Statements of the Borrower and the financial statements of the Guarantor, for the last fiscal year; (vi) the Security instruments listed and described in Article 4 of this Agreement;

      (vi) As of the date of this Agreement, there shall have been no material adverse change in the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Borrower, or litigation which might have a material adverse effect thereon.

      (vii) On or before the date of this Agreement, the Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.

      (viii) the  representations  and  warranties of the Borrower  contained in
      Article 6 hereof and in the Loan Documents are true and correct in all material respects on and as of the date of such Advance as though made on and as of such date; and

      (ix) no event has occurred and is continuing, or would result from such Advance, which constitutes a Default or an Event of Default.

      Section 5.2. Additional Review Conditions to Advances and Maintaining of Facility.

      The Line A and Line B credit facilities made available hereunder are subject to periodic (but not less frequent than annual) reviews by the Bank, which include, but are not limited to, verification of Borrower's compliance with the terms and conditions of this Agreement of same is dependent on no materially adverse changes occurring in the Borrower's financial conditions; provided, however, that a material adverse change in the Guarantor's financial condition can only affect the Line A facility.

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

                  ARTICLE 6.  REPRESENTATIONS AND WARRANTIES

      Section 6.1. Representations and Warranties of the Borrower.

      The Borrower represents and warrants to the Bank that the representations and warranties made by the Borrower under the Operating Credit Agreement remain correct in all material respects on and as of this date and the Borrower restates the aforesaid representations and warranties for purposes of this Agreement.

                         ARTICLE 7.  SPECIAL COVENANTS

      Section 7.1. Covenants as to Environmental Compliance.

      (a)   Borrower covenants and agrees to Bank that it:

            (i) has not and will not use, generate, treat, store, discharge, spill, dispense, dispose or otherwise release any Hazardous Substance or any waste of any kind in, on or under the Property and it will not cause, suffer, allow or permit any other person or entity to do so, except as provided in sub-paragraph (ii) below;

            (ii) has not and will not generate, store or use any Hazardous Substance in a manner so as to create any undue risk of its release on the Property;

            (iii) will promptly take all measures necessary to contain and remove any and all on-site discharges, spills, disposals and other releases of any Hazardous Substance or waste of any kind and remedy and mitigate any and all threats to health, property and the environment in a manner consistent with all applicable laws;

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

            (iv) will provide immediate verbal notice and written notice within one week to bank of any and all discharges, spills, disposals or other releases of any Hazardous Substance that are not completely cleaned up and removed within one Business Day following such release on the Property;
      (b) Borrower covenants and agrees to Bank that Bank and its authorized representatives may enter an inspect and assess the Property at reasonable times to determine Borrower's compliance with the above conditions. The cost of performing such inspections and assessments shall be paid by the Borrower upon demand by the Bank and any such obligations shall constitute an indebtedness secured by this Agreement.

                           ARTICLE 8.  MISCELLANEOUS

      Section 8.1. Non-Revocation.

      All the covenants, terms and conditions of Operating Credit Agreement not expressly amended or otherwise in conflict with the provisions of this Agreement (including the Events of Default provisions as the same may be deemed amended or supplemented hereby) shall remain in full force and effect.

      The parties hereto agree that the provisions of this Agreement supplement the terms and conditions of the Operating Credit Agreement.

      Section 8.2. Execution in Counterparts.

      This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same

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

agreement; provided, however, that the Borrower and the Bank shall execute and deliver each such counterpart.

      Section 8.3. Headings.

      The headings contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not part of the agreement between the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

POSADAS DE PUERTO RICO ASSOCIATES, INCORPORATED

By:   /S/________________________________
      Hugh Alanson Andrews

SCOTIABANK DE PUERTO RICO

By:   /S/________________________________

      Arnold Francis Van Der Kley

Affidavit Number:  2765

      Subscribed to before me by Hugh Alanson Andrews, of legal age, married and resident of San Juan, Puerto Rico, as Vice-President of Posadas de Puerto Rico Associates Incorporated and by A.F. Van Der Kley, of legal age, single, resident of Rio Piedras, Puerto Rico, as Authorized Signatory of Scotiabank de Puerto Rico, both to me personally known. At San Juan, Puerto Rico, this 26th day of April, 1991

                                          /S/______________________________
                                             Notary

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